Exhibit 77o


DLJ High Yield Bond Fund
10f-3 Report


                                                                     Purch.
Issuer/           Trade      Cate-      3 yrs    Selling    Face     Price per
Description       Date       gory (1)    Ops     Broker     Amount   Share

Albecca, Inc.     08/06/98    (iv)       Yes      MSCO      $5 mil     100
10 3/4% 08/15/08

Bell Sports Inc.  08/10/98    (iv)       Yes      NATF      $5 mil     100
11% 08/15/08

Telewest, Plc     10/28/98    (iv)       Yes      TDF       $1 mil     100
11 1/4% 11/01/08







(1) Securities are (i) part of an issue registered under the Securities Act of 1933 (the "1933 Act") that is being offered to the public, (ii) Eligible Municipal Securities (as defined in Rule 10f-3 under the 1940 Act
(the "Rule")), (iii) securities sold in an Eligible Foreign Offering
(as defined in the Rule), or (iv) securities sold in an Eligible Rule 144A Offering (as defined in the Rule).

(2)	Represents purchases by all affiliated funds: may not exceed (i)
if an offering other than an Eligible Rule 144A offering, 25% of the principal amount of the offering or (ii) if an Eligible Rule 144A offering, 25% of the total of (x) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to Qualified Institutional Buyers, as defined in Rule 144A (a)(1) under the 1933 Act, plus (y) the principal amount of the offering of such class in any concurrent public offering.